EXHIBIT 99.1

STRYKER OPERATING RESULTS FOR

QUARTER ENDED MARCH 31, 2009

Kalamazoo, Michigan - April 20, 2009-- Stryker Corporation (NYSE:SYK) reported operating results for the quarter ended March 31, 2009 as follows:

First Quarter Highlights

•	Net sales increased 3.3% on a constant currency basis (2.0% decrease as reported) to $1,601 million
•	Orthopaedic Implants sales increased 6.2% on a constant currency basis (0.2% increase as reported)
•	MedSurg Equipment sales decreased 1.0% on a constant currency basis (5.3% decrease as reported)
•	Net earnings decreased 3.2% from $291 million to $281 million
•	Diluted net earnings per share increased 1.4% from $0.70 to $0.71

"The unprecedented global economic slowdown clearly impacted our business, yet our diverse set of businesses still delivered underlying sales growth in this very challenging period as six of our eight key product franchises delivered mid-single to low double-digit constant currency revenue growth," commented Stephen P. MacMillan, President and Chief Executive Officer.

Net sales were $1,601 million for the first quarter of 2009, representing a 2.0% decrease compared to net sales of $1,634 million for the first quarter of 2008. On a constant currency basis, net sales increased 3.3% for the first quarter.

Net earnings for the first quarter of 2009 were $281 million, representing a 3.2% decrease compared to net earnings of $291 million for the first quarter of 2008.  Diluted net earnings per share for the first quarter of 2009 increased 1.4% to $0.71 compared to $0.70 for the first quarter of 2008.

Sales Analysis

Domestic sales were $1,042 million for the first quarter of 2009, representing an increase of 0.9%, as a result of higher shipments of Orthopaedic Implants partially offset by lower shipments of MedSurg Equipment.

International sales were $559 million for the first quarter of 2009, representing a decrease of 7.0%.  The impact of foreign currency comparisons to the dollar value of international sales was unfavorable by $87 million in the first quarter of 2009.  On a constant currency basis, international sales increased 7.4% in the first quarter of 2009, as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.

Worldwide sales of Orthopaedic Implants were $973 million for the first quarter of 2009, representing an increase of 0.2%.  On a constant currency basis, sales of Orthopaedic Implants increased 6.2% in the first quarter of 2009, based on higher shipments of reconstructive, trauma, spinal and craniomaxillofacial implant systems.

Worldwide sales of MedSurg Equipment were $628 million for the first quarter of 2009, representing a decrease of 5.3%.  On a constant currency basis, sales of MedSurg Equipment decreased 1.0% in the first quarter of 2009, as higher shipments of surgical equipment and surgical navigation systems were offset by lower sales of endoscopic, communications and digital imaging systems and patient handling and emergency medical equipment.

Income Taxes

The Company's effective income tax rate for the first quarter of 2009 was 27.3%, as compared to effective income tax rates for the first quarter of 2008 and year ended December 31, 2008 of 28.1% and 27.4%, respectively.

In April 2009 the U.S. Internal Revenue Service (IRS) issued two notices of proposed tax adjustments to the Company's previously filed 2003, 2004 and 2005 income tax returns related to income tax positions the Company has taken for its cost sharing arrangements with two wholly owned entities operating in Ireland.  The Company believes it followed the applicable tax law and Treasury regulations and will vigorously defend these income tax positions. If the IRS were ultimately to prevail with respect to its proposed tax adjustments, such adjustments could have a material unfavorable impact on the Company's income tax expense and net earnings in future periods.

Outlook for 2009

As a result of the continued weaker demand for certain MedSurg Equipment products as well as consideration of slowing elective procedures for certain Orthopaedic Implant products, the Company is reducing its guidance for 2009.

The Company now projects that diluted net earnings per share for 2009 will be in the range of $2.90 to $3.10, an increase of 2% to 10% over adjusted diluted net earnings per share of $2.83 in 2008.  The financial forecast for 2009 anticipates a constant currency net sales increase in the range of 2% to 5%.  If foreign currency exchange rates hold near March 31, 2009 levels, the Company anticipates an unfavorable impact on net sales of approximately 5.5% to 6.0% in the second quarter of 2009 and an unfavorable impact on net sales of approximately 3.5% to 4.5% for the full year of 2009.

Conference Call

As previously announced, the Company will conduct a conference call for financial analysts at 4:30 p.m., Eastern Time, today.  To participate in the conference call dial 866-700-5192 (domestic) or 617-213-8833 (international) and enter the participant passcode 24899716. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 7:30 p.m., Eastern Time, on Monday, April 20, 2009, until 7:30 p.m. on Monday, April 27, 2009. To hear this recording, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 86263096.

Forward-Looking Statements

Certain statements made during the call may constitute forward-looking statements. They will be based upon management's current expectations and will be subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: further weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; unfavorable resolution of income tax audits; changes in financial markets; and changes in the competitive environment.  Additional information concerning these and other factors is contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment. For more information about Stryker, please visit www.stryker.com.

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2009
(Unaudited - In Millions Except Per Share Amounts)

	First Quarter
CONDENSED STATEMENTS OF EARNINGS	2009	2008	% Change

Net sales	$1,601.3	$1,634.4	(2.0)
Cost of sales	515.5	500.5	3.0

GROSS PROFIT	1,085.8	1,133.9	(4.2)
% of Sales	67.8	69.4

Research, development and
engineering expenses	80.4	85.1	(5.5)
Selling, general and
administrative expenses	616.6	654.5	(5.8)
Intangibles amortization	9.6	10.6	(9.4)

	706.6	750.2	(5.8)

OPERATING INCOME	379.2	383.7	(1.2)
% of Sales	23.7	23.5

Other income (expense)	7.2	20.3	(64.5)

EARNINGS BEFORE INCOME TAXES	386.4	404.0	(4.4)

Income taxes	105.3	113.5	(7.2)

NET EARNINGS	$281.1	$290.5	(3.2)

Net Earnings Per Share:
Basic	$0.71	$0.71	-
Diluted	$0.71	$0.70	1.4

Average Shares Outstanding
Basic	396.7	411.4
Diluted	398.6	417.9

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2009
(Unaudited - In Millions)

	First Quarter
			% Change
				Constant
CONDENSED SALES ANALYSIS	2009	2008	Reported	Currency

Domestic	$1,042.0	$1,032.9	0.9	0.9
International	559.3	601.5	(7.0)	7.4

NET SALES	$1,601.3	$1,634.4	(2.0)	3.3

Orthopaedic Implants	$973.2	$971.1	0.2	6.2
MedSurg Equipment	628.1	663.3	(5.3)	(1.0)

NET SALES	$1,601.3	$1,634.4	(2.0)	3.3

	2009
	% Change
	Domestic	International		Total
			Constant		Constant
SUPPLEMENTAL SALES GROWTH ANALYSIS	Reported	Reported	Currency	Reported	Currency

Orthopaedic Implants sales:
Hips	3	(7)	9	(2)	6
Knees	8	(12)	4	1	6
Trauma	10	(3)	6	2	8
Spine	13	(2)	9	8	11
Craniomaxillofacial	12	(14)	0	3	8
Total Orthopaedic Implants	6	(7)	7	0	6

MedSurg Equipment sales:
Surgical equipment and surgical navigation systems	11	(12)	3	4	8
communications and digital imaging systems	(7)	(1)	16	(5)	(1)
Patient handling and emergency medical equipment	(27)	(1)	18	(22)	(18)
Total MedSurg Equipment	(5)	(7)	10	(5)	(1)

STRYKER CORPORATION
(Unaudited - In Millions)

	March 31	December 31
CONDENSED BALANCE SHEETS	2009	2008

ASSETS

Cash and cash equivalents	$685.8	$701.1

Marketable securities	1,559.3	1,494.5

Accounts receivable (net)	1,054.8	1,129.5

Inventories	990.2	952.7

Other current assets	709.8	701.5

TOTAL CURRENT ASSETS	4,999.9	4,979.3

Property, Plant and Equipment (net)	944.3	963.8

Goodwill and Other Intangibles (net)	909.5	935.5

Other Assets	731.5	724.7

TOTAL ASSETS	$7,585.2	$7,603.3

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities	$1,181.8	$1,462.1

Other Liabilities	778.3	734.5

Shareholders' Equity	5,625.1	5,406.7

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$7,585.2	$7,603.3

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2009
(Unaudited - In Millions)

	First Quarter
CONDENSED STATEMENTS OF CASH FLOWS	2009	2008

OPERATING ACTIVITIES

Net earnings from continuing operations	$281.1	$290.5

Depreciation	37.9	38.7

Amortization	53.8	59.5

Changes in working capital and other	(100.4)	(197.9)

NET CASH PROVIDED BY OPERATING ACTIVITIES	272.4	190.8

INVESTING ACTIVITIES

Acquisitions, net of cash acquired	(2.6)	(6.2)

Proceeds from sales of (purchases of) marketable securities, net	(98.2)	91.6

Purchases of property, plant and equipment	(30.6)	(30.9)

Proceeds from sales of property, plant and equipment	0.7	0.1

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(130.7)	54.6

FINANCING ACTIVITIES

Proceeds from borrowings, net	0.9	0.8

Dividends paid	(158.6)	(135.6)

Other	24.0	4.5

NET CASH USED IN FINANCING ACTIVITIES	(133.7)	(130.3)

Effect of exchange rate changes on cash and cash equivalents	(23.3)	17.9

CHANGE IN CASH AND CASH EQUIVALENTS	$(15.3)	$133.0

CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269/385-2600